Exhibit 10.28
[Date]

[Name]
[Address]

Re: Severance Letter Agreement

Dear [Name]:

This letter sets forth certain agreed upon terms between American Homes 4 Rent (the “Company”) and you (the “Executive”) that apply in the event of a termination of your employment.

1.Rights Upon Termination of Employment.

(a)Permitted Terminations. The Executive’s employment during the period of employment is “at-will” and may be terminated by the Company or the Executive immediately for any reason, with or without notice, subject to and including the following:

(i)Death. The Executive’s employment shall terminate automatically upon the Executive’s death without any further notice or action required by the Company or the Executive’s legal representatives.

(ii)By the Company. The Company may terminate the Executive’s employment in the following circumstances:

(A)Disability. The Company may terminate the Executive’s employment for Disability. “Disability” means the Executive’s substantial inability (including by virtue of physical or mental illness, injury, disability, or other incapacity) to perform the essential functions of the Executive’s position (with or without reasonable accommodation, as required by law for the Executive) for a period of ninety (90) consecutive days or more than one hundred twenty (120) days in any twelve (12)-month period; provided that until such termination, the Executive shall continue to receive the Executive’s compensation and benefits hereunder, reduced by benefits payable, if any, under any disability insurance policy or plan. If there is a dispute as to the existence of Disability, the Executive’s Disability will be established if a qualified medical doctor selected by the parties so certifies in writing. If the parties are unable to agree on the selection of such a doctor, each party will designate a qualified medical doctor who together will select a third doctor who will make the determination. The written medical opinion of the doctor shall be binding upon the parties as to whether a Disability exists and the date such Disability arose. The foregoing shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable), the California Fair Employment and Housing Act (to the extent Executive is a California employee), and any other applicable state or local laws.

(B)Cause. The Company may immediately terminate the Executive’s employment hereunder for Cause (subject to any cure periods described below). For purposes of this letter, “Cause” shall mean the Executive’s: (1) material failure to observe and comply with any of the Company’s material written policies, including without limitation its policies prohibiting harassment (sexual or otherwise) and discrimination, its Code of Ethics for Senior Financial Officers and its Code of Business Conduct and Ethics; (2) continued failure to substantially perform the Executive’s material duties with the Company, which is not cured within thirty (30) calendar days after receipt by the Executive of written notice of such failure; (3) willful failure to carry out, or comply with, in any material respect any lawful and reasonable written directive of the Board; (4) commission of any act or omission that results in an indictment, conviction, plea of no contest or imposition of unadjudicated probation for any felony or any crime involving moral turpitude; (5) material or willful breach of this letter.

(C)Without Cause. The Company may immediately terminate the Executive’s employment hereunder for a reason other than Cause or Disability.

(iii)By the Executive. The Executive shall have the right to terminate the Executive’s employment in the following circumstances:

(A)Good Reason. The Executive shall have the right to terminate the Executive’s employment hereunder at any time for Good Reason (subject to any notice and cure periods described below). For purposes of this letter, “Good Reason” shall mean that any of the following has occurred without the Executive’s consent: (1) a material diminution of Executive’s base salary; (2) a material diminution in the Executive’s job title, duties, responsibilities, or authority (other than changes made due to the Executive’s incapacity); or (3) the relocation of the Executive’s primary office location without his or her consent to a location outside a 50-mile radius from such location, unless the Company provides reasonable accommodations to work remotely. To terminate the Executive’s employment for Good Reason, (x) the Executive must provide written notice to the Board of Trustees of the Company (the “Board”) within sixty (60) days of the first occurrence of any such matter constituting Good Reason, (y) the Company shall have forty-five (45) days after receipt of written notice from the Executive specifying the matter constituting Good Reason within which to cure such matter, and such Good Reason shall not exist unless the Company fails to cure such matter within such cure period, and (z) the Executive must actually terminate the Executive’s employment within thirty (30) days following the expiration of such cure period.

(B)Without Good Reason. The Executive shall have the right to immediately terminate the Executive’s employment for a reason other than Good Reason upon 30 days written notice (which notice period may be waived by the Company in its discretion).

(b)Notice of Termination. Any purported termination of the Executive’s employment by the Company or the Executive during the employment period shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 1. A “Notice of Termination” means a written notice that indicates the specific termination provision in this letter relied upon.

(c)Date of Termination. “Date of Termination” shall mean:

(i)if the Executive’s employment is terminated because of death, the date of the Executive’s death; and

(ii)if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination; provided, however, that the date specified in the Notice of Termination shall not be a date prior to the date such Notice of Termination is given or the expiration of any required notice or cure period.

(d)Accrued and Unpaid Benefits Upon Termination. Following the termination of the Executive’s employment for any reason during the employment period, the Executive (or the Executive’s legal representative or estate if termination is because of death) shall receive:

(i)any earned, but unpaid, Base Salary through the Date of Termination;

(ii)accrued, but unused, paid time off through the Date of Termination, paid to the extent and in accordance with the terms and conditions of applicable law and Company policy, as it may exist from time to time;

(iii)any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination which are reimbursable in accordance with the Company’s policies; and

(iv)any accrued and vested employee benefits, subject to the terms of the applicable employee benefit plans.

The amounts payable under this Section 1(d) (the “Accrued Benefits”) shall be paid at the time such payments would otherwise be due under the Company’s regular payroll practices, applicable Company policies or plans, or the time required by applicable law.

(e)Additional Termination Benefits. If the Executive’s employment is terminated by the Company during the employment period without Cause, or by the Executive for Good Reason, the Company shall pay or provide, in addition to the Accrued Benefits described in Section 1(d) above, the following benefits, which are referred to as the “Severance Benefits”:

(i)a lump sum payment equal to 200% for the Chief Executive Officer (the “CEO”), 125% for the Chief Financial Officer (the “CFO”), and 100% for all other Executives of annual base salary then in effect plus the target annual bonus (the base salary and bonus amount together, the “Cash Compensation”), payable on the first payroll date occurring after the sixtieth (60th) day following the Date of Termination; and

(ii)if the Executive timely elects participation in the Company’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or any state law statute that provides for the continuation of benefits under such plan (collectively, “COBRA”), the Company will pay the full cost of COBRA coverage for twenty-four (24) months for the CEO, fifteen (15) months for the CFO, and twelve (12) months for all other Executives, at the coverage level the Executive (including the Executive’s dependents) had immediately before the Date of Termination, provided, however, that such payments shall end immediately following the earliest of the following: (1) the date the Executive becomes eligible for health, dental, or vision coverage of a subsequent employer; (2) the date the Executive is no longer eligible to receive COBRA continuation coverage.

(f)Change in Control Severance. If the Executive’s employment is terminated by the Company during the employment period without Cause, or by the Executive for Good Reason, and such termination occurs within two (2) years after the occurrence of a Change in Control (defined below), then the Severance Benefits described in Section 1(e) shall not apply and will not be paid or provided and instead, the Company shall pay or provide, in addition to the Accrued Benefits described in Section 1(d) above, the following Severance Benefits:

(i)a lump sum payment equal to 300% for the CEO, 225% for the CFO, and 200% for all other Executives of Cash Compensation, payable on the first payroll date occurring after the sixtieth (60th) day following the Date of Termination; and

(ii)if the Executive timely elects participation in the Company’s group health insurance plan pursuant to COBRA, the Company will pay the full cost of COBRA coverage for thirty-six (36) months for the CEO and twenty-four (24) months for all other, at the coverage level the Executive (including the Executive’s dependents) had immediately before the Date of Termination, provided, however, that such payments shall end immediately following the earliest of the following: (1) the date the Executive becomes eligible for health, dental, or vision coverage of a subsequent employer; (2) the date the Executive is no longer eligible to receive COBRA continuation coverage.

For purposes of this letter, “Change in Control” shall have the meaning set forth in the 2012 Incentive Plan, as may be amended from time to time, or any successor to such plan.

(g)Requirement of Release. Payment or provision of any of the Severance Benefits is contingent upon the Executive, within sixty (60) days of the Date of Termination, executing and delivering to the Company, and allowing to become irrevocable and effective, a general release of claims in a form acceptable to the Company. Notwithstanding any other provisions of this letter, no portion of the Severance Benefits will be paid or provided until the conditions of the foregoing sentence are satisfied. Payment of the Severance Benefits is also contingent upon Executive’s full and continued compliance with the provisions of Section 2 of this letter.

(h)Post-Employment Cooperation. Upon or after termination of the Executive’s employment at any time and for any reason, the Executive agrees to take the following actions:

(i)Upon the Date of Termination, or if requested by the Company at any time, the Executive shall immediately resign from any and all positions the Executive holds with the Company and its Affiliates, including any positions on the Board. “Affiliates” as used in this letter includes any person, corporation, partnership, general partner, or other entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Company.

(ii)The Executive shall cooperate with transition of the Executive’s responsibilities, and comply with other reasonable post-employment requests by the Company including responding to reasonable requests it may make for information and assisting the Company in defense of any pending, threatened, or anticipated litigation, proceeding, or inquiry in matters which the Company reasonably determines the Executive’s participation to be necessary; provided that any such cooperation will take into account the Executive’s other scheduling needs and the anticipated burden of the requested cooperation. The Executive shall be reimbursed for reasonable and necessary out-of-pocket expenditures (not including attorneys’ fees) in providing such cooperation and assistance.

(iii)The Executive will execute any documents requested by the Company to affect the purposes of this Section 1(h).

2.Restrictive Covenants.

(a)Acknowledgment. The Executive understands and agrees that the Executive occupies a position of trust and confidence with respect to the Company’s business affairs, and the Executive is privy to non-public information relating to the Company and its Affiliates, including, without limitation, their business relationships; negotiations; past, present and prospective activities; methods of doing business; business models; know-how; trade secrets; tenant lists; the identity of potential business partners; marketing plans; financial and technical information; ideas; techniques; programs; systems; processes; models; data; documentation; formulae; computer software; supplier and service provider information; other information generally regarded as confidential and proprietary; other information marked as confidential or proprietary or that would otherwise appear to a reasonable person to be confidential or proprietary; information of third parties to which the Company or its Affiliates have confidentiality obligations and use restrictions; and all forms of the foregoing information, as well as modifications, enhancements, and improvements to any of the foregoing, including in digital, physical, tangible, and intangible form (hereinafter collectively referred to as the “Confidential Information”). Notwithstanding the foregoing, it is agreed that Confidential Information does not include information regarding the Executive’s own compensation and benefits or information that became generally available to the public other than as a result of a direct or indirect disclosure by the Executive or a representative of the Executive in violation of this letter. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information (including trade secrets), to protect the goodwill of the Company and its Affiliates, and to protect the Company and its Affiliates against harmful competition, harmful solicitation of employees, and other actions by the Executive based on the Executive’s special knowledge acquired during employment that would result in serious adverse consequences for the Company and its Affiliates.

(b)Confidentiality. The Executive shall not, except as may be required to perform the Executive’s duties hereunder or as required by applicable law, during the Executive’s employment with the Company and after it ends (regardless of the reason), without limitation in time or until such information shall have become public other than by the Executive’s unauthorized disclosure, disclose to any third party or use for the Executive’s benefit or the benefit of any third party, whether directly or indirectly, any Confidential Information without the Company’s specific prior written authorization. The Executive shall also hold Confidential Information in the strictest confidence and take all reasonable precautions to prevent any unauthorized use or disclosure. The Executive shall not at any time copy, transmit, reproduce, summarize, or quote or make any commercial or any other use whatsoever of any Confidential Information, except as may be necessary to perform the Executive’s duties as an employee of the Company. The Executive agrees that, as between the Executive and the Company, Confidential Information is property of the Company.

(c)Notification and Assistance Obligations; Subpoena. The Executive shall at all times: (i) promptly notify the Company of any unauthorized use or disclosure of Confidential Information, or any other breach of this letter; and (ii) assist the Company in every reasonable way to retrieve any Confidential Information that was used or disclosed by the Executive or any representative of the Executive in a manner inconsistent with this Section 2, and to mitigate the harm caused by the unauthorized use or disclosure. Further, if the Executive is served with any subpoena or other compulsory judicial or administrative process calling for production of any Confidential Information, the Executive shall immediately notify the Company so that the Company may take such action as the Company deems necessary to protect its interests.

(d)Return of Property. The Executive acknowledges that all Confidential Information is specialized, unique in nature, and of great value to the Company and its Affiliates, and that such Confidential Information gives the Company and its Affiliates a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination of the Executive’s employment for any reason, all Confidential Information and all Company property, including any and all documents, disks/drives, laptops, tablets, phones, passwords and credentials, records, lists, data, drawings, prints, notes and written or recorded information (and all copies thereof) furnished by or on behalf of or for the benefit of the Company and its Affiliates or prepared by the Executive during the Executive’s employment with the Company, whether in tangible or electronic form, in the possession or control of the Executive.

(e)Non-Competition. During the period commencing on the Effective Date and ending twelve (12) months after the Date of Termination (regardless of the reason for termination), the Executive shall not directly or indirectly have any equity interest in, manage, operate, control, work for, provide services to, be employed by, advise, assist, or take similar action in connection with any person, firm, corporation, partnership, business, or other entity (whether as director, officer, employee, agent, representative, partner, security holder, consultant, advisor, or otherwise), that engages, in a manner and to an extent materially competitive to the Company or its Affiliates, in any aspect of their respective businesses (such businesses are hereinafter referred to as the “Business”), where the Executive’s action or involvement relates to the activities and services the Executive provided during the Executive’s employment with the Company. Notwithstanding the foregoing, the Executive may own, as a passive investor, securities of any publicly-traded entity, so long as the Executive’s direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity and the Executive is not a controlling person of, or a member of a group that controls, such entity. This paragraph (e) shall not apply to persons employed by the Company in California and shall not restrict lawyers from the practice of law.

(f)Non-Solicitation of Employees, Consultants, and Advisors. During the period commencing on the Effective Date and ending twelve (12) months after the Date of Termination (regardless of the reason for termination), the Executive shall not, directly or indirectly, other than as an employee of and for the benefit of the Company or its Affiliates, solicit, entice, persuade, or induce any individual who is employed by the Company or its Affiliates or engaged by the Company or its Affiliates as a consultant or advisor or similar role (or who was so employed or engaged within six (6) months prior to the Executive’s action) to terminate or refrain from continuing such employment or engagement.

(g)Remedies. In the event of a breach or threatened breach of this Section 2, the Executive acknowledges the Company, including its business interests, will be irreparably harmed, the full extent of the damages to the Company will be impossible to ascertain, and monetary damages alone are not an adequate remedy. Accordingly, the Executive agrees that in addition to any other remedy that may be available to it, the Company shall be entitled to temporary, preliminary, and/or permanent injunctive relief or other equitable relief to remedy any such breach or threatened breach, without bond and without proving actual damages or the inadequacy of money damages, in any court of competent jurisdiction. The Executive agrees that the restrictions of this letter are reasonable and no broader than necessary to protect the legitimate business interests of the Company and its Affiliates.

(h)Survival of Provisions. For the avoidance of doubt, the Executive’s obligations contained in this Section 2 shall survive the termination of the Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this letter.

(i)Reformation and Severability. If it is determined by a court, arbitrator, or other adjudicator of competent jurisdiction that any restriction in this Section 2 is excessive with respect to geographic area, duration, or scope or is otherwise unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified or amended by the court, arbitrator, or adjudicator to render it enforceable to the maximum extent permitted by law. In the event that modification is not possible or that the applicable law does not permit such reformation, then the Executive and the Company agree that, because each of the Executive’s obligations in this Section 2 is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforced.

(j)Rights Not Subject to Limitation.

(i)Notwithstanding anything in this letter, the Executive may (1) disclose Confidential Information that the Executive is specifically required by court order, subpoena, or law to disclose, but agrees to disclose only that portion of Confidential Information that is legally required to be disclosed; (2) report possible violations of law to a government agency or entity or self-regulatory organization or cooperating with such agency or entity or organization; or (3) make whistleblower or other disclosures that are protected under whistleblower provisions of federal or state law.

(ii)The Executive understands that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

3.Section 409A. The Executive and the Company acknowledge that each of the payments and benefits promised to the Executive under this letter must either comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (together, “Code Section 409A”) or qualify for an exception from compliance. This letter shall be construed and administered in such manner as shall be necessary to effect compliance with, or an exemption from, Code Section 409A; provided, the preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect to the Executive of the payments and other benefits under this letter. With respect to payments under this letter, for purposes of Code Section 409A, each payment will be considered as one of a series of separate payments. The Executive and the Company further agree that, to the extent not otherwise exempt, the termination benefits described in this agreement are intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals or as payments pursuant to a separation pay plan pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii). If a payment obligation under this letter arises on account of the Executive’s termination of employment and if such payment obligation is considered “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)), the payment shall be paid only in connection with the Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)). If a payment obligation under this letter arises on account of the Executive’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) while the Executive is a “specified employee” (as defined under Treasury Regulation Section 1.409A-1(h)), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections

1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh (7th) month beginning after the date of the Executive’s separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Executive’s estate following the Executive’s death solely to the extent such a delay is required to avoid the imposition of excise taxes under Code Section 409A. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this letter, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code, if any; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. If any provision of this letter or any payment made hereunder fails to meet the requirements of Code Section 409A, the Company shall have no liability for any tax, penalty or interest imposed on the Executive by Code Section 409A, and the Executive shall have no recourse against the Company for payment of any such tax, penalty, or interest imposed by Code Section 409A.

4.Parachute Payments. Notwithstanding any other provision of this letter or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Executive and the Company or its Affiliates, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 4 (the “Other Agreements”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company or any of its Affiliates for the direct or indirect compensation of the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Arrangement”), if the Executive is a “disqualified individual,” as defined in Section 280G(c) of the Code, any right to receive any payment or other benefit under this letter shall be reduced or eliminated (i) to the extent that such right to payment or benefit, taking into account all other rights, payments, or benefits to or for Executive under this letter, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Executive under this letter to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Executive from the Company or any of its Affiliates under this letter, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by Executive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to payment or benefit under this letter, in conjunction with all other rights, payments, or benefits to or for the Executive under the letter, any Other Agreement or any Benefit Arrangement would cause the Executive to be considered to have received a Parachute Payment under this letter that would have the effect of decreasing the after-tax amount received by the Executive as described in clause (ii) of the preceding sentence, then the Executive shall have the right, in the Executive’s sole discretion, to designate those rights, payments, or benefits under this letter, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Executive under this letter be deemed to be a Parachute Payment; provided, however, that, to the extent any payment or benefit constitutes deferred compensation under Code Section 409A, to the extent necessary to comply with Code Section 409A, the reduction or elimination will be performed in the following order: (A) reduction of cash payments (with the payments to be made furthest in the future being reduced first); (B) reduction of COBRA benefits; (C) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (D) cancellation of acceleration of vesting of equity awards not covered under (C) above; provided, however that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later granted equity awards shall be canceled before earlier granted equity awards.

5.Clawback Policies. The Executive shall be subject to any recoupment or clawback policies, to extent permitted by applicable law, that the Company has implemented or may implement or maintain at any time regarding incentive-based compensation which is granted or awarded to Executive on or after the date of this letter.

6.Notices. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as follows:

If to the Company:
American Homes 4 Rent
23975 Park Sorrento, Suite 300
Calabasas, California 91302
Attn: Chief Legal Officer

If to the Executive, at the address for the Executive then on file with the Company.

Either party may change such party’s address for notices by notice duly given pursuant hereto.

7.Governing Law And Forum Selection. This letter and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Maryland (the “Governing Law”), without regard to its conflicts of law principles, except that if the Executive is employed by the Company in California the Governing Law shall be California. Except for an action by the Company seeking injunctive relief (which may be brought in any court immediately and without complying with any dispute resolution procedures), all disputes arising out of or related to this letter or the Executive’s employment with the Company shall be resolved exclusively by the state or federal courts with jurisdiction over Los Angeles County, California (the “Chosen Forum”), and each party irrevocably submits to the jurisdiction of any such court in any such action, suit, or proceeding and to the laying of venue in such court in connection with such action.

8.Entire Agreement; Termination Of Prior Agreements. This letter contains the entire understanding of the parties relating to the termination of the employment of the Executive. This letter terminates and supersedes and any and all prior agreements and understandings between the parties with respect to termination of the Executive’s employment, whether oral or written, including without limitation any employment agreement previously entered into between the Executive and the Company, except (a) this letter is in addition to and does not supersede any confidentiality, intellectual, or restrictive covenant obligations owed by the Executive to the Company in any other agreements which provide the Company with cumulative and not alternative rights; (b) this letter does not supersede currently outstanding awards made pursuant to the 2012 Incentive Plan or the 2021 Incentive Plan; and (c) this letter does not supersede the provisions of prior agreements that are expressly incorporated to this letter by reference.

9.Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This letter shall not be modified in any respect except by a writing executed by each party hereto.

10.Assignment; Successors. This letter is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. The obligations of the Executive hereunder shall be binding upon the Executive's heirs, administrators, executors, successors, permitted assigns, and other legal representatives. This letter shall be binding upon and shall inure to the benefit of and be enforceable by the Company's successors and assigns.

11.Severability. Except as provided in Section 2(l) hereof, in the event that a court of competent jurisdiction or other adjudicator determines that any portion of this letter is in violation of any statute or public policy or otherwise unlawful or unenforceable, only the portions of this letter that violate such statute or public policy or are otherwise unlawful or unenforceable shall be stricken. All portions of this letter that do not violate any statute, public policy, or other law shall continue in full force and effect. Furthermore, if permitted by law, any order striking any portion of this letter shall modify the stricken terms as little as possible to give as much effect as possible to the intentions of the parties under this letter.

12.Survival. The Executive acknowledges that, certain provisions, by their terms, survive termination of this letter.

13.Headings; Inconsistency. Section headings in this letter are included herein for convenience of reference only and shall not constitute a part of this letter for any other purpose. In the event of any inconsistency between the terms of this letter and any form, award, plan or policy of the Company, the terms of this letter shall control.

14.Counterparts And Digital Signature. This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. In the event that any signature is delivered via e-mail transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such digital signature page were an original signature.

15.Representation By Counsel; Interpretation. Each party acknowledges that it has had the opportunity to be represented by counsel in connection with this letter. Any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this letter against the party that drafted it has no application and is expressly waived.

[Signature Page(s) Follow]

Please acknowledge your understanding of and agreement to the foregoing by signing this letter in the space provided below and returning a signed copy to me.

Sincerely,
AMERICAN HOMES 4 RENT

By:
Sara Vogt-Lowell
Chief Administrative Officer, Chief Legal Officer and Secretary
Date:

ACKNOWLEDGED AND AGREED as of the ________ day of [Date]:

[Name]